THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202



       P&G DELIVERS 16 PERCENT EARNINGS PER SHARE GROWTH FOR JUNE QUARTER
        AND 14 PERCENT FOR FISCAL YEAR 10 PERCENT ORGANIC VOLUME GROWTH
                  FOR QUARTER AND FISCAL YEAR DRIVES EARNINGS
       ------------------------------------------------------------------

         CINCINNATI, Aug. 2, 2004 - The Procter & Gamble Company (NYSE:PG) announced strong top and bottom-line growth for the April - June quarter and the fiscal year. The company delivered earnings per share of $0.50 for the quarter and $2.32 for the fiscal year, increases of 16 and 14 percent, respectively, versus prior year core earnings per share for the comparable periods. Results were ahead of the company's long-term annual growth rate targets for sales, earnings per share and cash flow.

EXECUTIVE SUMMARY
-----------------
o Unit volume grew 18 percent for the quarter and 17 percent for the fiscal year. Organic volume, which excludes the impact of acquisitions and divestitures, increased 10 percent for both the quarter and fiscal year. All business segments, regions and each of the company's top 14 brands posted volume growth on the quarter and fiscal year.

o Net sales for the quarter increased 19 percent to $12.96 billion. For the fiscal year, sales also grew 19 percent to $51.41 billion, crossing the $50 billion threshold for the first time in company history. Organic sales, which exclude the impacts of acquisitions and divestitures and foreign exchange, grew eight percent for both the quarter and fiscal year.

o Diluted net earnings per share increased 47 percent for the quarter. Compared to prior year core results, which exclude restructuring program charges of $261 million, diluted net earnings per share increased 16 percent.

o For the fiscal year, diluted net earnings per share increased 25 percent. Earnings per share grew 14 percent compared to prior year core results, which exclude restructuring program charges of $538 million.


     "We delivered very strong results for the quarter and fiscal year, and we're confident in our ability to meet or exceed our long-term growth targets going forward," said Chairman of the Board, President and Chief Executive A. G. Lafley. "This is the third consecutive year of broad-based strength across businesses and geographies, demonstrating the power of focused strategies and the sustained benefits of the systemic and structural changes we made over the past several years."

APRIL - JUNE QUARTER DISCUSSION
-------------------------------
     Unit volume increased 18 percent behind double-digit growth in beauty care and health care and in developing markets. Organic volume, which excludes the impact of acquisitions and divestitures from year-over-year comparisons, increased 10 percent. Net sales for the quarter increased 19 percent to $12.96 billion. Organic sales increased eight percent, well above the company's long-term annual target. The impact of foreign exchange added three percent to sales growth, primarily driven by the strength of the euro, British pound and Japanese yen. The combination of pricing and mix reduced sales by two percent.

     Net earnings for the quarter increased 44 percent to $1.37 billion. Earnings growth was primarily driven by volume, restructuring program charges of $261 million after tax in the base period and gross margin expansion enabled through cost savings programs. These improvements were partially offset by marketing investments in new product initiatives and to support continued growth of the base business. Excluding prior year restructuring program charges, net earnings increased 13 percent.

     Diluted net earnings per share increased 47 percent to $0.50. Compared to prior year core results, diluted net earnings per share increased 16 percent. The acquisition of Wella AG was slightly dilutive on the quarter.

KEY FINANCIAL HIGHLIGHTS FOR THE QUARTER
----------------------------------------
o Gross margin expanded 280 basis points, with 150 basis points of the improvement ($168 million before tax) related to restructuring program charges in the base period. The remaining 130 basis points of the expansion were driven by the scale benefit of increased volume, cost reduction programs and the addition of Wella, which has a higher gross margin than the base business. These benefits more than offset the impacts of pricing, commodity price increases and current year expenses associated with the company's ongoing efforts to maintain a competitive cost structure.

o Marketing, research, administrative and other (MRA&O) expenses as a percentage of net sales decreased 20 basis points in the quarter. The prior year period includes $213 million before tax of restructuring program charges. Excluding the impact of these charges, MRA&O as a percentage of net sales increased 170 basis points. The primary driver of the increase was the addition of Wella, which has a higher percentage of MRA&O expenses as a percentage of sales than the balance of the business. The remaining increase was driven primarily by marketing investments to support new product initiatives and the base business.

BUSINESS SEGMENT DISCUSSION
---------------------------
     The following provides perspective on the company's April - June quarter results by business segment.

o Fabric and home care unit volume was up eight percent for the quarter behind the expansion of Tide(R)and Ariel(R)in developing markets, as well as continued success of initiatives including Gain Whitewater Fresh(R), Mr. Clean AutoDry(R), Lenor(R)in Japan and Cascade Action Pacs(R). Net sales increased seven percent to $3.49 billion. Sales growth includes a three percent foreign exchange impact. Pricing reduced sales by three percent due to continuation of prior period actions, primarily in North America and Western Europe fabric care. Negative mix of one percent was driven by strong developing market growth. Net earnings increased five percent to $523 million. The benefits of volume growth and cost savings were partially offset by marketing and startup expenses for initiatives, commodity price increases and temporary costs related to capacity expansion and supply chain optimization.

o For the quarter, beauty care delivered strong results. Unit volume grew 41 percent. Excluding the impact of Wella, unit volume increased 11 percent. Volume growth was broad-based behind the continued success of the Always(R)/Alldays(R)and Tampax(R) feminine care brands, Olay Regenerist(R)and Total Effects(R)in skin care, and the Pantene(R), Head & Shoulders(R)and Herbal Essences(R) hair care brands. Net sales increased 43 percent to $4.41 billion. Foreign exchange increased sales by three percent. Excluding Wella, net sales increased 13 percent. Net earnings increased 14 percent to $532 million. The benefits of volume growth, cost savings and the addition of Wella were partially offset by marketing spending in support of initiatives (Herbal Essences in France and Japan; Head & Shoulders in Korea; Olay(R)in Western Europe; Rejoice(R)and Pantene in China) and to strengthen the North America hair care business.

o Baby and family care delivered very strong results for the quarter. Unit volume increased eight percent behind double-digit growth in baby care, driven primarily by strong gains in low income markets and North America. Family care volume increased behind solid results in North America. Baby and family care net sales increased nine percent to $2.73 billion, including a positive foreign exchange impact of three percent. Sales were reduced by two percent due to pricing. Net earnings grew 22 percent to $201 million driven primarily by volume growth and cost savings, which more than offset the impact of pricing and higher commodity costs.

o Health care delivered another quarter of outstanding volume, sales and earnings growth. Unit volume increased 13 percent behind the continued success of initiatives including Prilosec OTC(R), Crest Whitestrips(R) and Crest Whitening Expressions(R). Pharmaceuticals contributed strong double-digit growth behind Actonel(R) and Asacol(R). Net sales increased 18 percent to $1.64 billion, including a positive foreign exchange impact of three percent and mix of two percent due to a shift to premium oral care products. Net earnings increased 25 percent to $138 million driven by volume and cost savings, partially offset by marketing and overhead spending to support initiatives.

o For the quarter, snacks and beverages delivered strong earnings results behind unit volume, up nine percent. The base period included the impact of lower Pringles(R) shipments due to tornado damage at the company's North American manufacturing facility. Excluding this impact, unit volume increased by mid-single digits behind strong results in Pringles and Folgers(R). Juice volume declined due, in part, to cooler weather in Western Europe. Net sales increased 10 percent to $855 million. Foreign exchange increased sales by three percent. Product mix reduced sales by two percent due to higher growth in Pringles. Net earnings were $77 million, an increase of 40 percent, driven by volume growth and a favorable base period comparison.

FISCAL YEAR DISCUSSION
----------------------
     For the fiscal year, the company exceeded long-term annual growth targets for sales, earnings per share and cash flow. Unit volume for the fiscal year increased 17 percent. Organic volume grew 10 percent. All business segments reported mid-single digit increases or better, led by strong double-digit gains from beauty care and health care. Every one of the company's top 14 brands and each of the top 16 countries delivered volume growth for the fiscal year. Developing market volume increased 19 percent.

     Net sales increased 19 percent to $51.41 billion. Organic sales increased eight percent, which excludes the impacts of acquisitions and divestitures as well as a positive foreign exchange impact of four percent. Exchange gains were driven by the euro, British pound and Japanese yen, partially offset by weakening of the Mexican peso. Pricing and mix combined for a negative impact of two percent on sales.

     Net earnings for the fiscal year increased 25 percent to $6.48 billion. The primary drivers of earnings growth were volume, cost savings and the completion of the restructuring program, which included charges in the prior year of $538 million after tax. These gains were partially offset by increases in marketing spending to sustain growth of the base business and support initiatives. Compared to prior year core results, net earnings increased 13 percent.

     Diluted net earnings per share increased 25 percent to $2.32. Diluted net earnings per share increased 14 percent compared to core diluted net earnings per share in the base period. The acquisition of Wella AG was about neutral on the year.

KEY FINANCIAL HIGHLIGHTS FOR THE FISCAL YEAR
--------------------------------------------
o The company's operating cash flow for the fiscal year was $9.36 billion, an increase of eight percent. Higher net earnings were partially offset by increases in working capital. However, excluding the impact of Wella, inventory days on hand, days sales outstanding and days payable all improved. Capital spending was four percent of sales, slightly above the prior year but in line with the company's long-term target despite significant capacity investments in fabric and home care and baby and family care. Free cash flow for the year was $7.34 billion. Free cash flow productivity was 113 percent, well above the company's long-term target of 90 percent.

o Gross margin expanded 220 basis points, including an improvement of 80 basis points due to restructuring program charges in the prior year ($377 million before tax). Approximately one third of the remaining improvement was driven by the addition of Wella. The scale benefits of volume and cost savings were the primary contributors to the remaining gross margin expansion.

o For the fiscal year, MRA&O as a percentage of sales increased 120 basis points. Restructuring program charges in the base period were $374 million before tax. Excluding the impact of these charges, MRA&O as a percentage of sales increased 210 basis points. As with the quarterly results, the majority of the increase was driven by Wella. The company also made significant marketing investments to support new product launches and sustain top-line growth in the base business.

FISCAL YEAR BUSINESS SEGMENT DISCUSSION
---------------------------------------
     The following provides perspective on the company's fiscal year results by business segment.

o Fabric and home care delivered solid results. Unit volume increased nine percent behind growth on established brands such as Tide(R), Ariel(R), Gain(R)and Ace(R)and the success of initiatives including Gain Fabric Enhancer(R), Swiffer Duster(R), Swiffer WetJet(R), Mr. Clean Magic Eraser(R), Mr. Clean AutoDry(R)and the expansion of Febreze(R). Net sales increased 10 percent to $13.87 billion. Sales growth includes a positive three percent foreign exchange impact. Pricing reduced net sales by one percent, primarily driven by actions to maintain competitive shelf pricing in key geographies. Mix reduced sales by one percent due to double-digit growth in developing markets, including the success of initiatives such as Tide Clean White(R)in China and Downy One Rinse(R)in Latin America. Net earnings increased seven percent to $2.20 billion. Earnings margin was down slightly compared to 2003 due to the mix effect of strong developing market growth which has a lower gross margin than the segment average, marketing investments and startup costs for increased liquid detergent capacity in North America to support strong, new product initiative activity and supply chain optimization.

o Beauty care posted strong double-digit volume, sales and earnings growth for the fiscal year. Unit volume increased 37 percent. Excluding the impact of the Wella acquisition, unit volume increased 10 percent. The volume growth was broad based across the business unit and driven by the combination of base business strength and successful initiatives. Global hair care volume increased double-digits with particular progress on the Head & Shoulders, Pantene, Herbal Essences and Rejoice brands, and despite low single-digit growth in North America. In feminine care, double-digit volume growth was driven by strong product innovations and expansion of the Always/Alldays brands, Tampax Pearl(R)in the United States and Naturella(R)in Latin America. In personal beauty care, Olay and SK-II(R)delivered double-digit volume growth, as did the fine fragrances business. Net sales increased 40 percent to $17.12 billion. Sales growth includes a positive foreign exchange impact of four percent. Excluding Wella, net sales increased 13 percent. Net earnings increased 22 percent to $2.42 billion. Volume benefits, including the addition of Wella, and product cost savings were partially offset by marketing investments to support the base businesses and initiatives and the higher marketing and administrative expense ratio for Wella.

o For the fiscal year, baby and family care delivered strong results. Volume increased six percent behind strength in baby care behind Baby Stages of Development(R), particularly in Western Europe. Developing markets grew volume through the expansion of value-tier products, including Pampers Basica(R)in Latin America. Low single-digit growth in family care reflects a difficult competitive environment, particularly in North America, as competitors increased promotional spending. Baby and family care net sales increased eight percent to $10.72 billion, including a positive four percent impact from foreign exchange. Sales were reduced by one percent due to pricing investments, mainly in North America family care, and one percent due to mix from strong developing market growth. Earnings were up 13 percent to $996 million behind volume growth and a robust cost savings program. These were partially offset by the previously discussed pricing activity and higher commodity costs.

o Health care delivered outstanding results for the fiscal year. Unit volume increased 18 percent. All categories grew volume, with double-digit gains in the pharmaceutical, personal health care and oral care businesses. Volume was driven by initiatives, including the successful launch of Prilosec OTC and the continued growth of Actonel. Developing markets also delivered strong volume gains, particularly in China behind Crest. Net sales increased 21 percent to $6.99 billion. Foreign exchange increased sales three percent. Net earnings increased 36 percent to $962 million. Earnings growth was primarily driven by sales growth behind initiatives and margin expansion due to product mix, manufacturing cost savings and lower overhead spending as a percentage of sales. Product mix expanded margin as pharmaceuticals made up a larger percentage of segment sales. Mix-driven margin expansion was offset by increased marketing spending.

o Snacks and beverages delivered strong earnings growth for the fiscal year. Unit volume increased four percent. Folgers and Pringles grew volume by mid-single digits behind a steady stream of initiatives including Pringles Dippers(R), Pringles Prints(R), new Pringles Snacks Stacks(R) items and Folgers AromaSeal(R). Net sales were $3.48 billion, an increase of eight percent. Foreign exchange increased sales by four percent. Net earnings were $363 million, an increase of 19 percent, as volume and base business savings more than offset higher commodity costs.


FISCAL YEAR 2005 AND JULY - SEPTEMBER QUARTER GUIDANCE
------------------------------------------------------
     For fiscal year 2005, the company expects strong top line growth and double-digit earnings growth, on top of a strong base period. Sales growth is expected to be toward the upper end of the company's long-term growth target, behind volume growth of six to seven percent. Foreign exchange is not expected to have a significant impact on sales. The combination of pricing and mix is expected to have a slightly negative impact on sales behind strong developing market growth. The net impact of acquisitions and divestitures is expected to be neutral to fiscal year sales growth. The juice divestiture is expected to be neutral to fiscal year earnings per share, as the gain in the first quarter will be roughly offset by lost contribution over the remainder of the year. The company is comfortable with the top-end of the current range of analysts' earnings per share estimates.

     For the July - September quarter, volume and sales are expected to grow low double-digits, on top of a strong base period comparison that includes the launch of Prilosec OTC. Foreign exchange impact is expected to contribute two to three percent to sales growth. Organic sales, excluding the impact of acquisitions and divestures and foreign exchange, are expected to grow four to six percent. The divestiture of the juice business is expected to add approximately $0.02 to earnings per share on the quarter. As such, the company is raising earnings per share expectations to the upper-end of analysts' current estimates.

FORWARD-LOOKING STATEMENTS
--------------------------
     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella) and completing planned divestitures (including the divestiture of the company's juice business), (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products; (10) the ability to stay close to consumers in an era of increased media fragmentation; and (11) the ability to stay on the leading edge of innovation. If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT PROCTER & GAMBLE
----------------------
     Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R), Head & Shoulders(R), and Wella. The P&G community consists of about 110,000 employees working in almost 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G MEDIA CONTACT:
-----------------
In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
------------------------------
Thomas Tippl - (513) 983-2414

                          The Procter & Gamble Company

EXHIBIT 1:  NON-GAAP MEASURES
-----------------------------

         In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

         All references to base period "core" financial measures (core net earnings, core diluted net earnings per share, core gross margin, core MRA&O, core operating margin) in this news release are non-GAAP measures that exclude restructuring program charges from base period results. The attached income statement provides a reconciliation of the restructuring program charges in the base period to the most comparable GAAP measure.

         The restructuring program began in 1999 as part of the company's Organization 2005 initiative and was substantially completed at the end of fiscal year 2003. Restructuring program charges include separation related costs, asset write-downs, accelerated depreciation and other costs directly associated with the company's reorganization. Restructuring program charges are not included in business segment results, but instead are reported in corporate. The company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings, excluding restructuring program charges - particularly now that the program is substantially completed. This is consistent with the company's business segment reporting and internal management goal-setting, and is a factor used in determining at-risk compensation levels. A historical reconciliation of reported-to-core financials during the Organization 2005 initiative is available on the company's website at HTTP://WWW.PG.COM/INVESTORS.

         Going forward, the company will continue to conduct projects consistent with the focus of productivity improvement and margin expansion. Beginning with the current fiscal year, corporate charges associated with these future projects will be absorbed in normal operating costs.

         Organic sales growth is a non-GAAP measure of reported sales growth excluding the impact of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses by providing sales on a consistent basis. The reconciliation of reported sales growth to organic sales growth:

                                       April -   Fiscal
                                       June      Year
                                       ------------------
Total Sales Growth                     19%       19%
Less:  Foreign Exchange Impact          3%       4%
Less:  Acquisitions/Divestitures        8%       7%
---------------------------------------------------------
Organic Sales Growth                    8%       8%

         The company also reports free cash flow. Free cash flow is defined as operating cash flow less capital spending. The company views free cash flow as an important indicator of the cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate management and is a factor in determining at-risk compensation levels. Free cash flow productivity is defined as the ratio of free cash flow to net earnings, and is another measure used to evaluate management's performance. The company's target for free cash flow productivity is 90 percent. The reconciliation of free cash flow and free cash flow productivity is provided below:

              Operating    Capital       Free         Net          Free Cash
($MM)         Cash Flow    Spending    Cash Flow    Earnings   Flow Productivity
--------------------------------------------------------------------------------
Jul - Sep'02    2,010        281         1,729        1,464           118%
Oct - Dec'02    2,316        335         1,981        1,494           133%
Jan - Mar'03    2,413        351         2,062        1,273           162%
Apr - Jun'03    1,961        515         1,446          955           151%
--------------------------------------------------------------------------------
JUL - JUN'03    8,700      1,482         7,218        5,186           139%

Jul - Sep'03    1,606        364         1,242        1,761            71%
Oct - Dec'03    2,355        446         1,909        1,818           105%
Jan - Mar'04    2,978        521         2,457        1,528           161%
Apr - Jun'04    2,423        693         1,730        1,374           126%
--------------------------------------------------------------------------------
JUL - JUN'04    9,362      2,024         7,338        6,481           113%